Exhibit 99.1

**FOR IMMEDIATE RELEASE**	Contact:	Robert B. Nolen, Jr.
President and Chief
Executive Officer
(205) 221-4111
PINNACLE BANCSHARES, INC. TO FILE
NOTICE OF DEREGISTRATION
Jasper, Alabama (March 27, 2008) —(OTCBB: PCLB) Pinnacle Bancshares, Inc., the holding company for Pinnacle Bank, Jasper, Alabama, today announced that it will file a Form 15 with the Securities and Exchange Commission to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934.
As a result of the Form 15 filing, the Company’s obligation to file certain reports and forms, including Forms 10-KSB, 10-QSB and 8-K will immediately cease. The Company expects that the deregistration will become effective within 90 days of filing Form 15.
Factors influencing the Company’s decision include:
•	The administrative and third party professional costs associated with being a SEC “reporting company” under the 1934 Act, including significant additional costs arising under the Sarbanes-Oxley Act of 2002.
•	The increased time to be available for management to focus on growing the Company’s business.
•	The limited trading in the Company’s common stock.
Robert B. Nolen, Jr., President and CEO of the Company and the Bank, commented: “The Board of Directors of the Company, after full and careful consideration of the issue, unanimously believes that the costs and burdens of remaining a reporting company outweigh the benefits to the Company and our stockholders. Due to the Company’s small market cap and small number of stockholders, we have not enjoyed many of the traditional benefits of a reporting company. The Board believes that this action will provide savings of both time and money, allowing our management to focus on maximizing shareholder value.”
Mr. Nolen explained: “The time demands on management and related costs required to be a reporting company have risen significantly in recent years, particularly in light of the Sarbanes-Oxley Act. We believe that by eliminating our SEC reporting obligations, the Company will decrease its costs and more effectively focus its resources on operating the business, which will benefit the Company and our stockholders.”
As a bank holding company regulated by and reporting to the Federal Reserve Board and the Alabama Banking Department, the Company expects that its common stock will continue to be quoted on the OTC Bulletin Board. The Company plans to make available the information required under SEC Rule 15c2-11 and to continue to provide its stockholders and interested investors with regular unaudited quarterly and audited annual financial reports. The Company also intends to release updated periodic and other information on its website, http://www.pinnaclebanc.com. The Company believes that at least some of the brokerage firms which have historically facilitated a market in the Company’s common stock will continue to do so subject to the Company’s commitment to provide regular financial reporting. However, there can be no assurance that this will be the case.
Pinnacle Bank has seven offices located in central and northwest Alabama.
The Company wants to provide stockholders and investors with meaningful and useful information. Therefore, this press release may contain forward-looking information, describing the Company’s belief concerning future events or business conditions, and the outlook of the Company based on currently available information. These forward looking statements are subject to risks and uncertainties which could cause actual events or the Company’s actual results or performance to differ materially from those expressed in these statements. The Company assumes no obligation to update the information contained in this press release.
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